Exhibit 99.1

Stewart Reports Earnings for Second Quarter 2006

          HOUSTON, July 27 /PRNewswire-FirstCall/ -- Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the second quarter and six months ended June 30, 2006. (Dollar amounts in the table below are in millions, except per share figures.)

	Second Quarter

	2006	2005

Total revenues	$644.7	$651.1
Pretax earnings before minority interests	29.6	66.4
Net earnings	15.7	37.2
Net earnings per diluted share	0.86	2.04

	Six Months

	2006	2005

Total revenues	$1,184.2	$1,162.0
Pretax earnings before minority interests	37.9	86.6
Net earnings	18.4	47.9
Net earnings per diluted share	1.00	2.63

          Financial Highlights

          *  Revenues decreased 1.0 percent to $644.7 million in the second quarter of 2006 compared with $651.1 million for the second quarter of 2005.  Pretax earnings (calculated before minority interests) for the second quarter of 2006 were $29.6 million compared with $66.4 million for the same period of 2005.

          *  Revenues increased 1.9 percent to $1,184.2 million in the first six months of 2006 compared with $1,162.0 million for the first six months of 2005.  Pretax earnings (calculated before minority interests) for the first six months of 2006 were $37.9 million compared with $86.6 million for the same period of 2005.

          *  The decrease in revenues and transactions handled in the second quarter of 2006 from the same period in 2005 resulted primarily from a reduction in residential closings due to a higher interest rate environment. Mortgage interest rates averaged 6.6% in the second quarter of 2006 compared with 5.7% in the second quarter of 2005.  Acquisitions and strong growth in commercial transactions positively impacted revenues in the second quarter of 2006, partially offsetting the decrease in residential activity.  Acquisitions increased revenues by $12.1 million for the quarter.

          *  Profits for the second quarter of 2006 versus 2005 were reduced primarily by higher employee costs and other operating costs.   Other operating costs increased primarily due to expenses associated with new offices, increased technology development and related security costs and litigation expenses.  Employee costs were higher compared with the same period a year ago due to newly opened locations and increased technology-related services. The Company has taken steps to maintain staffing levels sufficient to continue to provide superior customer service and gain market share through a reasonably stable, dedicated employee work force.  The Company is continually monitoring changes in transaction volume and cyclical developments in the marketplace to manage its current level of business and respond to opportunities with regard to both people and technology.

          *  The Company’s provisions for title losses as a percentage of title operating revenues increased to 6.4% in the second quarter of 2006 compared with 4.9% for the same period of 2005. This was the result of an increase in our loss payment experience and an addition to title loss reserves of $4.9 million related to defalcations by two independent title agencies.

          *  Stewart’s book value per share increased to $42.92 at June 30, 2006 compared with $42.21 at December 31, 2005.

          *  Title orders declined in the second quarter of 2006 by 17.0 percent from the same period a year ago. Orders were 22.7 percent lower in June 2006 than in June 2005. Steady increases in mortgage interest rates were the major reason for the decline in title orders.

          As previously announced, the Company recently added Catherine A. Allen and Thomas G. Apel as advisory directors to its board.  “Cathy is chief executive officer of BITS, the technology group for the Financial Services Roundtable, with an impressive resume of extensive banking experience and deep knowledge of technology,” said Malcolm S. Morris, chairman and co-chief executive officer.  “Tom was formerly president and chief executive officer of Centex Title and Ancillary Services and currently consults on product development, technology and business strategy for financial services and real estate finance companies. Each of these individuals is uniquely qualified as a board member to provide us valuable insight as we improve the real estate transaction process.”

          “We continue to make technology advancements,” said Stewart Morris, Jr., president and co-chief executive officer.  “Our recent electronic closings in Indiana were significant, involving strong regional mortgage originators and lenders.  We are confident that the paperless real estate transaction is moving beyond tests and into production for early adopters.  Our SureClose(R) transaction management platform, patent-pending eClosingRoom(TM), e-signature, e-notarization, e-recording and e-vault technologies position Stewart to offer a fully-electronic real estate transaction.  These tools will make closings easier for consumers and result in cost savings and competitive advantages for mortgage lenders.

          “We continue to push these Web-based electronic solutions out to the real estate and mortgage lending industries and have recently added Tim Anderson to lead our business development within the lender channel,” said Stewart Morris, Jr.  “Tim has worked with companies that support a paperless origination process and currently serves as a member of the Mortgage Bankers Association’s Mortgage Industry Standards Maintenance Organization (MISMO) governance committee.  He will represent our existing expertise within the lender market segment, and we are proud to have him join us.”

          Stewart Information Services Corporation is a technology-driven, strategically competitive, real estate information and transaction management company providing title insurance and related information services through more than 9,000 policy-issuing offices and agencies in the United States and international markets.  Stewart also provides post-closing lender services, default management solutions, automated county clerk land records, property ownership mapping, aerial and satellite imagery, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred property exchanges.  More information can be found at http://www.stewart.com.

          This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved.  In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended June 30		Six months ended June 30

	2006	2005	2006	2005

Revenues
Title insurance:
Direct operations	276,391	278,941	504,209	491,815
Agency operations	340,189	341,500	621,843	615,185
Real estate information services	18,957	20,688	38,976	38,315
Investment income	8,396	7,149	16,933	13,457
Investment and other gains - net	796	2,801	2,191	3,269

	644,729	651,079	1,184,152	1,162,041
Expenses
Amounts retained by agencies	274,935	279,637	501,811	503,224
Employee costs	183,669	173,873	362,771	329,490
Other operating expenses	107,441	91,967	197,245	172,964
Title losses and related claims	39,217	30,213	64,475	52,344
Depreciation and amortization	8,426	8,244	17,114	16,050
Interest	1,417	778	2,847	1,395

	615,105	584,712	1,146,263	1,075,467

Earnings before taxes and minority interests	29,624	66,367	37,889	86,574
Income taxes	8,739	23,543	10,489	30,161
Minority interests	5,175	5,597	9,043	8,520

Net earnings	15,710	37,227	18,357	47,893

Average number of diluted shares (000)	18,310	18,227	18,306	18,226
Earnings per share - diluted	0.86	2.04	1.00	2.63

Segment information:
Title revenues	625,772	630,391	1,145,176	1,123,726
Title pretax earnings before minority interests	29,645	63,217	36,409	82,085
REI revenues	18,957	20,688	38,976	38,315
REI pretax (loss) earnings before minority interests	(21)	3,150	1,480	4,489
Selected financial information:
Cash provided by operations	26,804	73,082	12,789	87,369
Title loss payments - net of recoveries	27,666	16,908	55,156	33,441
Changes in other comprehensive earnings - net of taxes	(2,339)	3,982	(5,340)	(1,145)
Number of title orders opened (000):
April	62.9	76.3
May	71.9	80.0
June	68.6	88.8

Quarter	203.4	245.1

	June 30 2006	Dec 31 2005

Stockholders’ equity	782,232	766,313
Number of shares outstanding (000)	18,224	18,154
Book value per share	42.92	42.21

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	June 30 2006	December 31 2005

Assets
Cash and cash equivalents	137,880	134,734
Short-term investments	147,324	206,717
Investments - statutory reserve funds	459,072	449,475
Investments - other	85,058	85,802
Receivables - premiums from agencies	46,300	49,397
Receivables - other	53,635	47,791
Allowance for uncollectible amounts	(8,537)	(8,526)
Property and equipment	93,001	85,762
Title plants	67,926	58,930
Goodwill	178,844	155,624
Intangible assets	14,683	15,268
Other assets	85,729	80,177

	1,360,915	1,361,151

Liabilities
Notes payable	91,274	88,413
Accounts payable and accrued liabilities	99,772	125,255
Estimated title losses	358,748	346,704
Deferred income taxes	9,882	15,784
Minority interests	19,007	18,682

	578,683	594,838
Contingent liabilities and commitments
Stockholders’ equity
Common and Class B Common Stock and additional paid-in capital	148,269	145,367
Retained earnings	637,589	619,232
Accumulated other comprehensive earnings	288	5,628
Treasury stock	(3,914)	(3,914)

Total stockholders’ equity	782,232	766,313

	1,360,915	1,361,151

SOURCE  Stewart Information Services Corporation
           -0-                                                  07/27/2006
           /CONTACT:  Ted C. Jones, Director - Investor Relations of Stewart Information Services Corporation, +1-713-625-8014/
           /Web site:  http://www.stewart.com /